Exhibit 21

Subsidiaries of AMVESCAP PLC

Entity	Jurisdiction
A I M Advisors, Inc.	United States—Delaware
A I M Funds Management, Inc.	Canada
A I M Management Group Inc.	United States—Delaware
AIM Canada Holdings Inc.	Canada
AMVESCAP Group Services, Inc.	United States—Delaware
AMVESCAP Inc.	Canada
AVZ Callco Inc.	Canada
AVZ Inc.	United States—Delaware
INVESCO Fund Managers Limited	England
INVESCO Global Asset Management (N.A.), Inc.	United States—Delaware
INVESCO Institutional (N.A.), Inc.	United States—Delaware
INVESCO International Holdings Limited	England
INVESCO North American Holdings, Inc.	United States—Delaware
INVESCO Pensions Limited	England
INVESCO U.K. Limited	England